Exhibit 21.1 Subsidiaries

        Name                                Jurisdiction of Incorporation
        ----                                -----------------------------

Big Mountain Water Co.                                Montana

Big Mountain Development Corporation                  Montana

Big Mountain Club LLC                                 Montana


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